                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           ROADHOUSE GRILL, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined)

    ----------------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------
    5)   Total fee paid:

    ----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

    ----------------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------
    3)   Filing Party:

    ----------------------------------------------------------------------------
    4)   Date Filed:

    ----------------------------------------------------------------------------

                            [ROADHOUSE GRILL LOGO]

         6600 NORTH ANDREWS AVENUE, SUITE 160, FT. LAUDERDALE, FL 33309

                             ROADHOUSE GRILL, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 3, 1997

To The Shareholders of Roadhouse Grill, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Roadhouse Grill, Inc., a Florida Corporation (the "Company"), TO BE HELD ON JUNE 3, 1997, at 10:00 a.m., EST, at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334, for the following purposes:

     I.     To elect six directors;

     II. To ratify the selection of KPMG Peat Marwick, LLP as independent auditors for the Company for the 1997 fiscal year;

     III. To increase the number of shares of the Company's Common Stock available for issuance under the Amended and Restated 1994 Stock Option Plan from 216,666 shares to 516,666 shares; and

     IV. To transact such other business as properly may come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

     The Board of Directors has fixed the close of business on April 14, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. The stock transfer books will not be closed.

     The Proxy Statement, form of Proxy and copy of the Annual Report on the Company's operations during the fiscal year ended December 29, 1996 accompany this Notice.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.



                              By Order of the Board of Directors

                              Dan Busbee,
                              Secretary

Fort Lauderdale, Florida
May 5, 1997

                             ROADHOUSE GRILL, INC.
         6600 NORTH ANDREWS AVENUE, SUITE 160, FT. LAUDERDALE, FL 33309

                         ----------------------------

                                PROXY STATEMENT

                         ----------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Roadhouse Grill, Inc., a Florida Corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 3, 1997, at 10:00 a.m., EST, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334.

     This Proxy Statement and accompanying proxy ("Proxy Statement") are first being mailed on or about May 5, 1997 to all shareholders entitled to vote at the Annual Meeting.



VOTING RIGHTS AND OUTSTANDING SHARES

Only shareholders of record at the close of business on April 14, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 14, there were outstanding 9,305,408 shares of the Company's Common Stock, par value $.03 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. The election of directors requires a plurality of the votes cast. All other proposals require the affirmative vote of a quorum. A quorum shall consist of not less than one third of the shares entitled to vote at the meeting. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee shareholder thereof does not have discretionary authority to vote them, will be counted to determine the existence of a quorum at the Annual Meeting, but will not affect the plurality vote required.

     At the record date, Berjaya Group (Cayman) Limited ("Berjaya") beneficially owned 5,635,466 shares. These shares represent 60.6% of the total outstanding shares. As a result, Berjaya is able to control the vote on all matters requiring approval by the shareholders of the Company, to elect the entire Board and, effectively, to control the Company. Berjaya has advised the Company it intends to vote in favor of each of the proposals presented at the Annual Meeting.


REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at 6600 North Andrews Avenue, Ste 160, Fort Lauderdale, Florida 33309, or by attending the Annual Meeting and voting in person.


SOLICITATION

     The enclosed Proxy is solicited by the management of the Company at the direction of the Board. The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to shareholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, will be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.


CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     This information is contained under Proposal I.



CERTAIN INFORMATION CONCERNING EXECUTIVE OFFICERS

     Information regarding the executive officers of the Company, who are not also directors of the Company, as of December 29, 1996, is as follows:

     DENNIS C. JONES, age 43. Mr. Jones has served as Chief Financial Officer, Vice President of Finance and Treasurer of the Company since March 1996. From October 1994 to January 1996, Mr. Jones served as Chief Financial Officer of Louise's Trattoria, Inc., which operated 19 Italian restaurants, primarily in southern California. From 1984 to October 1994, Mr. Jones was employed by Acapulco Restaurants, Inc., which operated approximately 50 Mexican restaurants, primarily in California, in various financial management positions, including Chief Financial Officer from January 1991 to October 1994.

     JOHN D. TOOLE, JR., age 60 . Mr. Toole has served as Vice President of Real Estate and Construction of the Company since March 1993. From 1986 to March 1993, Mr. Toole owned and operated a real estate brokerage company in Smyrna, Georgia. Mr. Toole is the father of J. David Toole III, the Chief Executive Officer and President of the Company.

     H. TODD KAUFMAN, age 34. Mr. Kaufman has served as Vice President of Operations of the Company since December 1995. Mr. Kaufman joined the Company in March 1994 and has served in various capacities, including area supervisor and regional director. From September 1991 until February 1994, Mr. Kaufman served as an area supervisor in the Atlanta market for O'Charley's Restaurants, Inc. From 1987 until 1991, Mr. Kaufman served as a restaurant manager for Ryan's Family Steak Houses, Inc.


     BRAD H. HABER, age 36. Mr. Haber has served as Vice President of Training of the Company since September 1996 and as Director of Training since March 1995. From February 1992 to March 1995, Mr. Haber served as Manager Training Supervisor and a restaurant general manager of O'Charley's Restaurants, Inc. From June 1990 to February 1992, Mr. Haber was employed by Brinker International, Inc. as the manager of a Chili's restaurant.


     DAN BUSBEE, age 64. Mr. Busbee has served as Secretary of the Company since April 1997. Mr. Busbee is a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation) where he has worked since
January 1970.



SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN BENEFICIAL OWNERS

     The Board has fixed the close of business on April 14, 1997, as the record date, on which there were outstanding 9,305,408 shares. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 14, 1997 by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each named executive, and all executive officers and directors as a group.

                                                                 COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED         PERCENT OF CLASS
------------------------------------                          ------------------         ----------------
J. David Toole III (1)                                              273,777                   2.9%
Tan Kim Poh (2) (3)                                               5,637,132                  60.6%
Dr. Christian F. Horn(4)  (5)                                       571,255                   6.1%
Philip Friedman(6)                                                        0                      -
Ayman Sabi (7)                                                      729,747                   7.8%
Phillip Ratner (8)                                                        0                      -
Berjaya Group (Cayman) Limited (3)                                5,635,466                  60.6%
Cupertino Ventures Partnership III, L.P. (5)                        551,256                   5.9%
All executive officers and directors
     as a group (ten persons) (1) ( 2) ( 4) (7) (9)               7,232,974                  77.7%

-----------------------------------

(1) Includes 111,111 shares subject to options beneficially owned by Mr. Toole that are exercisable within 60 days of the date of this Proxy Statement. The Address for Mr. Toole is 6600 N. Andrews Avenue, Suite 160, Ft. Lauderdale, Florida 33309.

(2) Includes (i) 1,666 shares subject to options beneficially owned by Mr. Tan that are exercisable within 60 days of the date of this Proxy Statement and
(ii) 5,635,466 shares beneficially owned by Berjaya. As Group Executive Director of Berjaya Berhad, the owner of 100% of the outstanding shares of Berjaya, Mr. Tan may be deemed to be the beneficial owner of all of the shares owned by Berjaya in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Mr. Tan disclaims beneficial ownership of the shares beneficially owned by Berjaya.

(3) The address for Mr. Tan and Berjaya is Level 28, Shahzan Prudential Tower, 30 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

(4) Includes (i) 3,333 shares subject to options beneficially owned by Dr. Horn that are exercisable within 60 days of the date of this Proxy Statement and
(ii) 551,256 shares beneficially owned by Cupertino. As the Managing Partner of Horn Venture Partners II, L.P., a general partner of Cupertino, Dr. Horn may be deemed to be the beneficial owner of all of the shares owned by Cupertino in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(5) The address for Dr. Horn and Cupertino is 20300 Stevens Creek Blvd., Suite 330, Cupertino, California 95014.

(6) The address for Mr. Friedman is 899 El Centro Street, South Pasadena, California 91030.

(7) Mr. Sabi owns no shares of record. The number above represents (i) 160,565 beneficially owned by Arab Multinational Investment; (ii) 333,333 shares beneficially owned by Banque Scandinave En Suisse; and (iii) 235,849 shares beneficially owned by Societe Financiere Privee. As agent for these entities, Mr. Sabi may be deemed to be the beneficial owner of all of the shares owned by these entities in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The address for Mr. Sabi is 6118 St. Giles Street, Raleigh North Carolina 27612.

(8) The address for Mr. Ratner is 402 West I-30, Garland, Texas 75043.

(9) Includes 136,995 shares subject to options that are exercisable within 60 days of the date of this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company's Common Stock. Specific due dates for these records have been established and the Company is required to report in this proxy statement any failure to file by these dates in 1996.


     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that, during the last fiscal year, all of the Company's executive officers, directors and greater-than-ten-percent beneficial owners were in compliance with Section 16(a) filing requirements, except that the Form 4s for certain individuals were filed as follows: Berjaya Group (Cayman) Limited (one transaction), filed on 1/30/97; Dennis C. Jones (one transaction), filed on 1/6/97; Charlie Barnett (one transaction), filed on 12/20/96; J. David Toole
III (two transactions) filed on 12/20/96.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be noted for the election of such substitute Nominee as the Board may propose. Each nominee is currently a director of the Company.

     Directors are elected annually by the Company's shareholders and serve until their successors have been elected and qualified.

                             NOMINEES FOR DIRECTORS


     DR. CHRISTAIN F. HORN, age 69. Dr. Horn has served as a director of the Company since January 1994 and as Chairman of the Board since August 1996. Since January 1996, Dr. Horn has served as the President of Horn Investment Corp. Since 1990, Dr. Horn has been the Managing Partner of Horn Venture Partners II, L.P., a general partner of Cupertino Ventures Partnership III, L.P. (formerly known as Grace Ventures Partnership III, L.P.) ("Cupertino"), which is a shareholder of the Company. From 1983 until December 1995, Dr. Horn was also President of Grace Ventures Corp., which had been a General Partner of Grace Ventures Partnership III, L.P. Dr. Horn is a director of Buffets, Inc., a buffet-style restaurant chain, a subsidiary of which operates Roadhouse Grill restaurants in Gresham, Oregon and San Diego, California pursuant to licensing arrangements with the Company.


     TAN KIM POH, age 44. Mr. Tan has been a director of the Company since
April 1994 and Group Executive Director of Berjaya Group Berhad since August 1991. From June 1989 to August 1991, Mr. Tan served as a Consultant and Advisor to IGB Corporation Bhd, a large publicly listed property company in Malaysia. From February 1977 to May 1989, Mr. Tan served as General Manager, Banking and Corporation Services of O&C Sakura Merchant Bankers Berhad, a Malaysian merchant banking firm. Mr. Tan presently serves as a director of Berjaya
Group Berhad, a Malaysian company which owns Berjaya Group (Cayman) Limited, the majority shareholder of the Company.



     PHILIP FRIEDMAN, age 51. Mr. Friedman has served as a director of the Company since September 1996. Since January 1996, Mr. Friedman has served as President of Panda Management, Inc. In addition, since June 1986, Mr. Friedman has served as the President of P. Friedman & Associates, Inc., a business planning and management consulting firm. Mr. Friedman is also a director of Eateries, Inc.; T.J. Cinnamons, Inc.; and P&E Production Technology Management, Inc. On occasion, Mr. Friedman has taken interim advisory positions with clients of P. Friedman & Associates, Inc. and these positions have included:
Advisor to the President of Roy Rogers Restaurants (1993), Chief Financial Officer for Service America Corporation (1990) and Executive Vice President for Sutton Place Gourmet (1988). From 1984 to 1986, Mr. Friedman was Vice President, Finance, Administration and Senior Planning Associate of Cini-Little International, Inc. Prior to that, he was Vice President of Planning and Vice President, Big Boy Franchising for Marriott Corporation. Mr. Friedman held similar executive positions with Chi-Chi's, Inc. and Pepsico's Pizza Hut division.


     PHILLIP RATNER, age 52. Mr. Ratner has served as a director of the Company since March 1997. He is the Chairman, President and Chief Executive Officer of Spaghetti Warehouse, Inc., Garland, Texas. From 1984 to 1994, Mr. Ratner served in various executive positions, including President and Chief Executive Officer, with Acapulco Restaurants, Inc. Prior to his association with Acapulco Restaurants, Mr. Ratner was employed by El Torito from 1979 to 1984, serving as Executive Vice President of Operations from 1982 to 1984.


     AYMAN SABI, age 33. Mr. Sabi became a director of the Company in February 1997. He is presently the Chairman and Chief Executive Officer of Sabi International Developments, a trading, contracting and investment company which owns, operates and invests in various restaurant concepts, both domestically and internationally. Mr. Sabi also serves, as a member of the Board of Directors of Tunis International Bank, Tunisia.

     J. DAVID TOOLE III, age 38. Mr. Toole founded Roadhouse Grill in October 1992 and has served since that time as Chief Executive Officer, President and a director of the Company. From 1988 to October 1992, Mr. Toole served as President of Bluegrass Steaks, Inc. From 1983 to 1988, Mr. Toole was employed by Ryan's Family Steak Houses, Inc. in various capacities, including restaurant general manager and area supervisor. In 1988, Ryan's was a 120-unit chain which operated in the Southeast, Northeast and Midwest regions of the United States.
J. David Toole, Jr., the Vice President of Real Estate and Construction of the Company, is the father of Mr. Toole.


MEETINGS AND COMMITTEES OF THE BOARD

     During fiscal year 1996, the Board held eight meetings. During fiscal year 1996, each director attended at least 75% of the Board meetings.

     The Board has two standing committees: the Audit Committee and the Compensation and Stock Option Committee. The Audit Committee recommends engagement of the Company's auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board. The members of the Audit Committee are Messrs. Friedman, Sabi, and Tan. The Compensation and Stock Option Committee is responsible for recommending to the Board executive compensation levels and executive and overall compensation policies. The members of the Compensation and Stock Option Committee are Dr. Horn and Messrs. Ratner and Tan.


     During fiscal year 1996, directors who were not employees received reimbursement of out-of-pocket expenses and, except for Dr. Horn, directors' fees of $2,000-$2,500 for each regular Board meeting attended.

                                  PROPOSAL II

             RATIFICATION OF KPMG PEAT MARWICK, LLP AS INDEPENDENT
               AUDITORS FOR THE COMPANY FOR THE 1997 FISCAL YEAR

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.



     The Audit Committee has selected the accounting firm of KPMG Peat Marwick LLP to serve as the Company's independent auditors for the 1997 fiscal year. The shareholders are being asked to ratify this selection.

     It is expected that representatives of KPMG Peat Marwick LLP will attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions.

     The Company dismissed its auditors on February 13, 1995 and again on November 28, 1995. Both such dismissals were approved by the Board and neither was the result of the resignation of either auditing firm. Further, the changes were not the result of any disagreement with either of the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The reports rendered by such auditors for fiscal 1993 and fiscal 1994 do not contain an adverse opinion or disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 1994 and fiscal 1995, there were no disagreements or "reportable events" with the former independent auditors.

                                  PROPOSAL III

               INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE
                  AMENDED AND RESTATED 1994 STOCK OPTION PLAN

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           IN FAVOR OF THIS PROPOSAL.

     The Amended and Restated 1994 Stock Option Plan (the "Plan") is available to employees of the Company, and any officer, director, or consultant of the Company who is not an employee of the Company. Two hundred sixteen thousand six hundred and sixty six (216,666) shares of the Company's Common Stock were reserved for issuance pursuant to such plan at April 14, 1997. Options vest over a three-year period from the date of grant and are exercisable for a period of no greater than ten years after grant.

     The Board declared a one-for-three reverse stock split (the "Stock Split") in October 1996. Concurrent with the stock split, the number of shares issuable upon the exercise of each outstanding option and the exercise price of each outstanding option was adjusted such that the total amount paid upon exercise of the option in full did not change.



     On March 4, 1997, the Board approved a proposal to amend the Amended and Restated 1994 Stock Option Plan to increase the number of shares available for option grants under the Plan by 270,000 from 216,666 to 486,666. On April 27, 1997, the Board approved a proposal to increase the number of shares available for option grants by an additional 30,000 bringing the total shares available for option grants under the Plan to 516,666. As of April 14, 1997 there were 7,257 shares available for option grants under the Plan.


     The Board has determined of the 300,000 share increase in options available for issuance under the Plan, 30,000 will be granted to non-employee directors. As of the date of this Proxy Statement, the benefits that will be paid under the Plan are not determinable. A presentation of the benefits awarded to the Company's executives under the Plan for fiscal 1996 may be found in "Security Ownership of Officers, Directors and Certain Beneficial Owners", page 2 and "Options Granted in Last Fiscal Year", page 9.

     In fiscal 1996, as a group, executive officers received 36,664 options, non-employee directors received 15,000 options and employees received 78,752 options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the amount of compensation for services rendered in all capacities to the Company during fiscal 1996, 1995 and 1994 by the Company's Chief Executive Officer. No other executive officer of the Company received compensation in excess of $100,000 during 1996.



                           SUMMARY COMPENSATION TABLE


                                                                                                     ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR              SALARY            BONUS              COMPENSATION
---------------------------                 ----              ------            -----              ------------
J. David Toole III
     Director, President                    1996              $200,000         $100,000                   -
     And Chief Executive Officer            1995               120,000           34,566                   -
                                            1994               120,000           63,084                   -



     In October 1996, the Company and J. David Toole, III entered in to an employment agreement providing for Mr. Toole's employment as President of the Company through October 23, 1999. The agreement provides for an annual base salary of $200,000 and an annual cash bonus of $100,000, payable within ninety days after fiscal year end if the Company's net income before taxes for such fiscal year exceeds the net income before taxes for the preceding fiscal year. In addition, the agreement provides for the grant of certain options to purchase Common Stock to Mr. Toole on an annual basis, including an option to purchase 150,000 shares of Common Stock at an exercise price of $5.58 per share, for which options were granted in October 1996. The agreement provides that Mr. Toole will not compete with the Company for three years after termination of his employment.



OPTIONS GRANTS TABLE

     The following table sets forth information concerning the stock options granted to the Named Executive in 1996:


                       OPTION GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)


                             NUMBER OF                 PERCENT OF TOTAL
                       SECURITIES UNDERLYING          OPTIONS GRANTED TO          EXERCISE OR BASE     EXPIRATION
NAME                     OPTIONS GRANTED            EMPLOYEES IN FISCAL YEAR        PRICE ($/SH)          DATE
----                     ---------------            ------------------------        ------------          ----
J. David Toole III          150,000(1)                      53%(2)                      $5.58         October 2004


(1) This grant of options was not made under the Plan.

(2) Based on a total of 130,416 options granted under the Plan plus 150,000 options granted outside the Plan.

AGGREGATED OPTION TABLE

     The following table sets forth certain information with respect to options exercised during, and options held at the end of, fiscal 1996 by the Named Executive. See "Security Ownership of Officers, Directors and Certain Beneficial Owners" for number of exercisable shares.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SHARES SUBJECT           VALUE OF UNEXERCISED
                      SHARES ACQUIRED          VALUE         TO UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
NAME                    ON EXERCISE          REALIZED           END OF FISCAL 1996              AT END OF FISCAL 1996
----                    -----------          --------           ------------------              ---------------------
J. David Toole III           0                   -                    316,666                          $42,250





            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee (the "Committee") of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. The Committee is composed entirely of non-employee directors who are not eligible to participate in any of the Company's executive compensation programs.

Overview and Philosophy

     The Objectives of the Company's executive compensation programs are to:

     -    Attract, motivate and retain the highest quality executives.

     - Align their financial interests with those of the Company's long-term investors.

     - Inspire them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate values.

     In furtherance of these objectives, the Company's executive compensation policies and programs are designed to:

     - Focus participants on high priority goals to increase shareholder value.

     - Encourage behaviors that exemplify the Company's core values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship.


     - Increase executive stock ownership to promote a proprietary interest in the success of the Company.


     There are three major components of the Company's executive officer compensation: (1) base salary, (2) annual cash bonus incentives, and (3) long-term stock incentives.

Base Salary

     In establishing base salaries for executive officers for 1996, the Committee considered (1) the significant scope of the duties and responsibilities of each officer's position, (2) individual contributions, (3) the increased experience level gained over the past year by those executive officers holding new positions, (4) the Company's generally positive financial results, (5) the Committee's overall philosophy of paying executive officers according to a competitive framework, and (6) comparable compensation practices in the casual dining industry.

Annual Cash Bonus Incentives

     J. David Toole III, the Company's President and CEO, under his employment agreement, is eligible to receive an annual cash bonus of $100,000 through fiscal 1999 if the Company's net income before taxes for such fiscal year exceeds the net income before taxes for the preceding fiscal year. In fiscal 1996, Mr. Toole received a $100,000 annual cash bonus. No other executive officers were covered under an annual cash incentive plan in fiscal 1996.


Long-Term Stock Incentives

     The Committee believes that stock options are an important component of executive compensation. The Company believes that stock options encourage executive officers to remain in the Company's employ, as long-term rewards are linked to stock price appreciation.

     The Board adopted the 1994 Stock Option Plan (the "Original Plan") with an effective date of February 14, 1994. The Board and the shareholders of the Company amended and restated the Original Plan effective November 8, 1996 by adopting and approving the Plan. The Plan provides for grants of nonqualified stock options to Company employees and to non-employee officers, directors and consultants of the Company. The Plan is administered by the Compensation and Stock Option Committee. A maximum of 216,666 shares of Common Stock may be issued pursuant to the Plan. As of December 29, 1996, options to purchase 192,030 shares were outstanding under the Plan at a weighted-average exercise price of $9.30 per share. Except for 3,333 options which vested immediately upon their grant, all of the options granted to date under the Plan vest over a three year period from the date of grant, subject to the acceleration of vesting upon a change of control of the Company.

     The term of the options is determined by the Committee, but in any event may not exceed ten years from the date of grant. The exercise price, which is the fair market value on the date of the grant, may be paid in cash, Common Stock or a combination of both cash and Common Stock.

     In addition to options that have been granted under the Plan, the Company has granted two options, which were not covered by the Plan to J. David Toole,
III. Pursuant to these options, Mr. Toole may acquire up to 166,666 shares of the Company's Common Stock at a price of $7.50 per share and up to 150,000 shares of the Company's Common Stock at $5.58 per share. These options have expiration dates of September 2002 and October 2004, respectively.


Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive officer of the Company received annual compensation in excess of $1,000,000 in 1996 or in any prior year. The Company's bonus and equity-based compensation plans are designed to meet the requirements of Section 162(m) by basing all incentive compensation on identifiable performance criteria. The Committee does not anticipate that any executive officer base salary will exceed $1,000,000.


COMPENSATION AND STOCK OPTION COMMITTEE

Dr. Christian F. Horn

Phillip Ratner

Tan Kim Poh

PERFORMANCE GRAPH


     The following line graph compares the percentage change in the cumulative total return of the Company's Common Stock, Nasdaq Combination Composite Index and a company compiled peer group index (the "Peer Group") consisting of Rare Hospitality Intl, Inc., Lone Star Steakhouse & Saloon, Outback Steakhouse, Inc. and Logan's Roadhouse, Inc. over the period November 26, 1996 through December 29, 1996. The graph assumes an initial investment of $100 on November 26, 1996, the date the Company's Common Stock began trading on the Nasdaq National Market, and the reinvestment of dividends, if any. The assumed investment in the Company's Common Stock at the beginning of the period is at a price per share of $6.00, the initial offering price of the stock on November 26, 1996.





--------------------------------------------------------------------------------------------------------
                                                     11/26    12/2     12/9      12/16    12/23    12/29
                                                     ------   ------   ------    -----    -----   ------
Roadhouse Grill, Inc                                 100.00   102.00   100.00    100.00   100.00   98.00
Peer Group                                           100.00    98.00   103.00    100.00    96.00   95.00
Nasdaq Combination Composite Index                   100.00   101.00   103.00     98.00   100.00  101.00
--------------------------------------------------------------------------------------------------------




CERTAIN INDEMNIFICATION AGREEMENTS

     Pursuant to the Company's Articles of Incorporation and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by Florida law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

     The Company maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act for which they become legally obligated to pay or for which the Company is required to indemnify its directors or officers.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal 1995, the Company obtained loans in the aggregate amount of approximately $2.5 million from John Y. Brown, Jr. During fiscal 1995, Mr. Brown was the former Chairman of the Board of Directors of the Company and was a shareholder. In January 1996, these loans were consolidated and extended under the Company's unsecured promissory note dated January 15, 1996, in the principal amount of $2.5 million, bearing interest at 8.5 percent per annum, the principal of and accrued interest on which were due and payable in full upon the closing, and from the proceeds, of the Company's initial public offering which was completed in December 1996. The funds obtained by the Company from such loan were used to finance the opening of new restaurants. The loan was initially unsecured but in July 1996 was cross-collateralized by the lien granted on the additional $1.5 million loan described in the next paragraph.

     In July 1996, the Company borrowed an additional $1.5 million from Mr. Brown under the Company's secured promissory note dated July 12, 1996, bearing interest at 8.5 percent per annum, the principal of and accrued interest on which were paid on August 19, 1996 from a portion of the proceeds of the Company's $2.0 million loan from Berjaya described below. The loan from Mr. Brown, the proceeds of which were used to finance the opening of new restaurants, was secured by a lien on all of the furniture, fixtures and equipment located in the Company's restaurants on July 12, 1996 that had not been previously pledged to a third party. Following the repayment of this loan, the Company in September 1996 obtained a new loan from Mr. Brown in the amount of $1.5 million, which was secured by the same collateral as the July 1996 note and which as evidenced by the Company's promissory note dated September 5, 1996, bearing interest at 5.0 percent per annum and payable in full upon the closing of the Company's initial public offering. The proceeds of the September 1996 loan were used for general corporate purposes, including opening new restaurants.

     In July 1996, the Company borrowed $500,000 from Cupertino Ventures, a shareholder of the Company, under the Company's unsecured promissory note dated July 15, 1996, bearing interest at 8.5 percent per annum, the principal of and accrued interest on which were paid on August 19, 1996. The proceeds of this loan were used to finance the opening of new restaurants. Dr. Christian F. Horn, the Chairman of the Board of Directors of the Company, is the Managing Partner of Horn Ventures Partners II, L.P., which is a General Partner of Cupertino.


     In August 1996, the Company borrowed $2.0 million from Berjaya, its principal shareholder, under an unsecured promissory note dated August 16, 1996, bearing interest at 8.5 percent per annum, the principal of and accrued interest on which were due and payable in full upon the closing of the Company's initial public offering. In November 1996, the maturity of such loan was extended and will be due and payable on November 25, 1997. The proceeds of this loan were used to repay the July 1996 $1.5 million loan from Mr. Brown and the $500,000 loan from Cupertino described above. In September 1996, the Company borrowed $3.0 million from Berjaya, its principal shareholder, under an unsecured promissory note dated September 27, 1996, bearing interest at 8.5 percent per annum, the principal of and accrued interest on which were due and payable in full upon the closing of the Company's initial public offering. In November 1996, the maturity of such loan was extended and will be due and payable on November 25, 1997. The proceeds of this loan were used for general corporate purposes, including opening new restaurants. Mr. Tan, a director of the Company, is Group Executive Director of Berjaya Group Berhad, which directly or indirectly owns Berjaya.




     Berjaya, directly or indirectly, owns Roadhouse Grill Asia Pacific (H.K.) Limited, a Hong Kong corporation ("Roadhouse Grill Hong Kong") and Roadhouse Grill Asia Pacific (Cayman) Limited, a Cayman Islands corporation ("Roadhouse Grill Asia"). In January 1996, the Company entered into a Master Development Agreement with Roadhouse Grill Hong Kong, which provides for the development and franchising of Roadhouse Grill restaurants in Hong Kong. Under the agreement, Roadhouse Grill Hong Kong is not required to develop any specific number of restaurants in Hong Kong, but any restaurants that it develops are credited against the development obligations of Roadhouse Grill Asia under an additional Master Development Agreement between Roadhouse Grill Asia and the Company, which is described below. Roadhouse Grill Hong Kong is not required to pay any franchise or reservation fee for restaurants that it develops, but it is responsible for paying or reimbursing approved expenses incurred by the Company in connection with the opening of each restaurant. Roadhouse Grill Hong Kong is required to pay a royalty in connection with the operation of each of its restaurants in the amount of 2.0 percent of gross sales for each restaurant's first three years of operation and 3.0 percent thereafter. Under certain circumstances, Roadhouse Grill Hong Kong or the Company may grant franchises to third parties in Hong Kong. In that event, the Company is entitled to receive 50 percent of any franchise and reservation fees and 50 percent of any royalty fee payable by the third party franchisee, subject to limitations on the amounts payable to the Company of $10,000 per restaurant in the case of franchise and reservations fees and 2.5 percent of gross sales in the case of royalty fees.



     In January 1996, the Company also entered into a Master Development Agreement with Roadhouse Grill Asia, which covers countries in Asia and the Pacific Rim (other than Hong Kong), including but not limited to, Australia, China, India, Indonesia, Japan, Malaysia, New Zealand, North Korea, South Korea, The Philippines, Singapore and Thailand. Under the agreement, Roadhouse Grill Asia is required to open and maintain at least 30 Roadhouse Grill restaurants during the first ten years of the term of the agreement, with a minimum of two restaurants to be developed each year. Under certain circumstances, Roadhouse Grill Asia or the Company may grant franchises to third parties in the territory. The fee arrangements under the agreement are substantially the same as those under the agreement between the Company and Roadhouse Grill Hong Kong.

     The obligations of the original tenant, New York Roasters, Inc., under the leases for the sites covering the Company's two restaurants in Buffalo, New York were assumed by the Company in December 1995. At the time of such assumptions, Mr. Brown was Chairman of the Board of Directors of the Company and also Chairman and President of Roasters Corp. New York Roasters, Inc. was a former franchisee of Roasters Corp. Except for the franchise relationship, neither Mr. Brown nor Roasters Corp. had, or currently has, any financial or other interest in New York Roasters, Inc.

     Dr. Christian F. Horn, the Chairman of the Board of Directors of the Company, is a director of Buffets, Inc. A subsidiary of Buffets, Inc. is the licensee of the Company in the operation of Roadhouse Grill restaurants in Gresham, Oregon and San Diego, California and is presently negotiating with the Company for the development of additional Roadhouse Grill restaurants.

     Dan Busbee, the Secretary of the Company, is a shareholder in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), ("LPRH"), Dallas Texas. Mr. Busbee owns no share of the Company. LPRH provides legal services to the Company for which the Company pays fees.



SHAREHOLDER PROPOSALS

     Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must comply with the rules of the Securities and Exchange Commission ("SEC") and must be received by the Company from qualified shareholders no later than January 1, 1998 in order to be included in the proxy statement and proxy relating to that meeting. Shareholders wishing to bring any matter before a meeting should consult the Company's Bylaws with respect to any applicable notice or other procedural requirements.



OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Shareholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their best judgement.

     The Board of Directors encourages each shareholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                       By Order of the Board of Directors

                                       Dan Busbee, Secretary
Fort Lauderdale, Florida
May 5 1997

                                                                APPENDIX A(2)

                     AMENDMENT TO LOGAN'S ROADHOUSE, INC.
                            1995 INCENTIVE STOCK PLAN



     WHEREAS, on May 26, 1995, Logan's Roadhouse, Inc. (the "Corporation") adopted the 1995 Incentive Stock Plan (the "Plan"); and

     WHEREAS, the Board of Directors desires to (1) increase the number of authorized shares available for issuance under the Plan, (2) modify the terms of the Plan so that compensation amounts payable thereunder will be treated as "performance based compensation" that is described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), (3) consistent with modifications to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, provide for approval of amendments to the Plan only in circumstances described in Sections 162(m) and 422 of the Code and (4) modify the terms of the Plan to remove restrictions on the transfer of non-qualified stock options received under the Plan;


     NOW, THEREFORE, the Plan is hereby amended as follows, effective April 16, 1997:

1. Section 2 of the Plan is hereby amended by deleting the reference to "315,000 shares of Stock" and replacing such reference with "722,500 shares of Stock".

2.   The following language is added to the end of Section 4 of the Plan:


          "No person may receive an Option to purchase more than 250,000 shares of Stock (subject to increases and adjustments for changes in the capitalization of the Corporation) during any three year period."

3. Section 6(e) of the Plan is deleted in its entirety and restated as follows:

     (e) Transferability of Options. Incentive Stock Options shall not be transferrable or assignable except by will or by the laws of descents and distribution and shall be exercisable, during the holder's lifetime, only by such holder. Non-Qualified Stock Options shall be transferable by will or by the laws of descent and distribution only, except as otherwise expressly provided for in a written agreement (including any amendment or supplement thereto) between the Corporation and the holder specifying the terms and conditions of an Option granted to such holder.

4.   Section 9 of the Plan is deleted in its entirety and restated as follows:

     9. Termination and Amendment of the Plan. The Plan shall terminate on the date ten years after the adoption of the Plan by the Board of Directors and no Option shall be granted under the Plan after that date, but Options granted before termination of the Plan shall remain exercisable thereafter until they expire or lapse according to their terms. The Board of Directors may otherwise sooner amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a holder of an existing Option is not valid with respect to such Option without the holder's consent. Provided further that the shareholders of the Corporation must approve any amendment:



(a) 12 months before or after the date an amendment is adopted that increases the aggregate number of shares of Stock that may be issued under Incentive Stock Options or changes the employees (or class of employees) eligible to receive Incentive Stock Options.

(b) Before the effective date of an amendment that changes the number of shares in the aggregate which may be issued pursuant to Options granted under the Plan or the maximum number of shares with respect to which any individual may receive Options during any period specified herein.

(c) Before the effective date of an amendment that increases the period during which Options may be granted or exercised.



     IN WITNESS WHEREOF, the undersigned officer has executed this Amendment pursuant to authority granted by the Board of Directors of the Corporation this ___ day of 1997.



                                         LOGAN'S ROADHOUSE, INC.


                                         By:
                                             ---------------------------------

                                         Title:
                                               -------------------------------

                                                                APPENDIX B(2)

                      AMENDMENT TO LOGAN'S ROADHOUSE, INC.
                 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



     WHEREAS, on May 26, 1995, Logan's Roadhouse, Inc. (the "Corporation") adopted the 1995 Non-Employee Director Stock Option Plan (the "Plan"); and

     WHEREAS, the Board of Directors, subject to the approval of the shareholders of the Corporation, desires to increase the number of authorized shares available for issuance under the Plan and adopt certain other changes to the Plan.

     NOW, THEREFORE, it is hereby agreed. subject to shareholder approval, that the Plan be amended as follows:

     1. Article II of the Plan is hereby deleted in its entirety and replaced by a new Article II which reads as follows:

                                   ARTICLE 11

                                 ADMINISTRATION

               This Plan shall be administered by the "Committee' that is appointed by the Board of Directors and consists of not less than two individuals who are members of the Board of Directors and are not employees of the Corporation or an "affiliate" of the Corporation (as defined in Section 424(f) of the Code), or such other composition that satisfies Section 162(m)(4)(C) of the Code and Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"). Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Option agreements (which need not be identical); to determine the restrictions on transferability of Stock acquired upon exercise of Options (which restrictions need not be identical); and to make all other determinations necessary or advisable for the proper administration of the Plan.


     2. Section 3.02(a) is hereby deleted in its entirety and replaced by a new Section 3.02(a) which reads as follows:

               (a) Grant of Options: Grant Date. The number of shares as to which Options shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 1.01 above with respect to the fair market value of the shares of Common Stock and subject to the provisions of

          Section 4.01 below as to the total number of shares for which Options may be granted under the Plan.

              The date the Option is granted (the "Grant Date') shall be the date on which the Committee has approved the terms and conditions of a stock option agreement evidencing the Option and has determined the recipient of the Option and the number of shares covered by the Option and has taken all such other action as is necessary to complete the grant of the Option.

     3. Section 3.02(e( of the Plan is hereby deleted in its entirety and restated as follows:

              (e) Transferability. An Option granted under this Plan shall be transferable by will or by the laws of descent and distribution only, except as otherwise expressly provided for in a written Option agreement (including any amendment or supplement thereto) between the Corporation and the Holder specifying the terms and conditions of an Option granted to such Holder.

     4. The first sentence of Section 4.01 of the Plan is deleted in its entirety and restated as follows:

          "The total number of shares of Common Stock as to which Options may be granted pursuant to the Plan shall be equal to that number of shares which equals 2% of the total number of shares of Common Stock of the Corporation outstanding at that time.'


     IN WITNESS WHEREOF, the undersigned officer has executed this Amendment pursuant to authority granted by the Board of Directors of the Corporation on
this      day of       ,1997.
    -----        ------

                                      LOGAN'S ROADHOUSE, INC.


                                      By:
                                         -------------------------------------
                                      Title:
                                            ----------------------------------

                                                                     Appendix C

                             ROADHOUSE GRILL, INC.

          This Proxy is solicited on behalf of the Board of Directors

                  ANNUAL MEETING OF SHAREHOLDERS, JUNE 3, 1997


        The undersigned shareholder of Roadhouse Grill, Inc. hereby appoints Dr. Christian F. Horn, Phillip Ratner and Dan Busbee or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of Roadhouse Grill, Inc.'s Common Stock of which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida, on Tuesday, June 3, 1997, at 10:00 a.m., EST, or any adjournment(s) thereof:

        You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors recommendations.

        The Proxies cannot vote your shares unless you sign and return this card.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE



A /X/  Please mark your
       votes as in this
       example.


                                            The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed
                 For all                    proxy is returned, such shares will be voted "FOR ALL" nominees
                (except as       Withhold   in Item 1 and "For" proposals 2 and 3.
                indicated)       For All                                                                      FOR  AGAINST  ABSTAIN
1. Election of     / /             / /      Nominees: Dr. Christian F. Horn    2.  Ratification of KPMG Peat  / /    / /      / /
   Directors                                                                       Marwick as independent
                                                      Tan Kim Poh                  Auditors for the Company.
For. Except vote withheld from the following
nominees(s)                                           Philip Friedman
                                                                               3.  Approval of an increase in / /    / /     / /
                                                      Phillip Ratner               the number of shares of
                                                                                   Common Stock available for
                                                      Ayman Sabi                   issuance under the
-------------------------------------------                                        Company's Amended and
                                                      J. David Toole III           Restated 1994 Stock
                                                                                   Option Plan from 216,666
                                                                                   to 516,666 shares.

                                                                                The undersigned hereby authorizes the proxies, in
                                                                                their discretion to vote on any other business
                                                                                which may properly be brought before the meeting
                                                                                or any adjournment thereof.


                                                                                                                    Change of  / /
                                                                                                             Address/comments
                                                                                                              on reverse side

                                                                                            I plan to  / /          I do not  / /
                                                                                           Attend the                plan to
                                                                                              meeting             Attend the
                                                                                                                     meeting




Signature(s) _____________________________________________________________________________________ Date __________________________

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as executor, administrator, trustee, guardian, etc., please give full titles as such.
